EXHIBIT 99


                              CAUTIONARY STATEMENT

     The statements contained in this Form 10-K include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). When used in this Form 10-K and in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases, presentations to stockholders, securities analysts or investors, or in oral statements made by or with the approval of an executive officer of the Company, the words or phrases "believes," "may," "will likely result," "estimates," "projects," "anticipates," "expects" or similar expressions and variations thereof are intended to identify such forward-looking statements. Any forward-looking statement involves risks and uncertainties that may have a material adverse effect on the business, results of operations, financial condition or prospects, financial or other, of the Company and may cause the Company's actual results to differ materially from historical results or the results discussed in the forward-looking statements.

     The following discussions contain cautionary statements regarding the Company's business that investors and others should consider. This discussion is intended to take advantage of the "safe harbor" provisions of the PSLRA. In making these cautionary statements, the Company is not undertaking to address or update each factor in future filings or communications regarding the Company's business or results.

RECENT OPERATING LOSSES; NEED FOR ADDITIONAL FINANCING

     The Company incurred operating losses of $1,638,000 in fiscal 2001 and has an accumulated deficit of $42,770,000 at March 31, 2001. In response to the losses incurred, management has implemented certain corrective actions and has taken steps designed to improve operations and provide for adequate resources to fund the Company's capital needs for the next twelve months. In view of these matters, management believes the Company has the ability to meet its financing requirements on a continuing basis. However, if the Company's fiscal 2002 planned cash flow projections are not met, management could consider the reduction of certain discretionary expenses and sale of certain assets. In the event that these plans are not sufficient and the Company's credit facilities are not available, or if the Company's capital needs are greater than anticipated, the Company's ability to operate could be adversely affected.

DEPENDENCE ON PRODUCTS

     The Company's revenues are primarily generated from sales of its CDR(R) system and, to a lesser extent, other products, including the CDRCam(R), CDRPan(TM) and accuDEXA(R). There can be no assurance that any of these devices will not be rendered obsolete or inferior as a result of technological change, changing customer needs or new product introductions, each of which would have a material adverse effect on the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are superior to and/or more commercially attractive than the Company's. The Company's success will depend in part on its ability to improve and enhance its products in a timely manner. There can be no assurance that the Company will be able to do so. The failure to enhance any of the Company's products in a timely manner could have a material adverse effect on the Company.

DEPENDENCE ON EXCLUSIVE NORTH AMERICAN DISTRIBUTOR

     As of May 1, 2000, the Company markets and distributes its CDR(R) product line in the United States and Canada exclusively through Patterson Dental Company. During fiscal 2001, Patterson Dental Company was the single largest contributor to the Company's revenues. The Company anticipates that Patterson Dental will continue to be the single largest contributor to the Company's revenues in the coming fiscal year. While the Distributorship


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Agreement between the Company and Patterson Dental does provide for a minimum purchase quota, Patterson did not meet such quota during 2001 and there can be no assurance that Patterson will meet any minimum purchase quota in the future or that it will continue to purchase any product at all from the Company. If Patterson fails to purchase a significant volume of product from the Company, it would have a material adverse effect on the Company.

DEPENDENCE ON THIRD-PARTY DISTRIBUTORS OUTSIDE OF NORTH AMERICA

     Outside of North America, the Company distributes its CDR(R) product line through international third-party independent distributors. Historically, a limited number of distributors have accounted for a significant portion of the Company's revenues. In general, these distributors could discontinue marketing the Company's products with little or no notice. Certain of the Company's distributors also could market products which compete with the Company's products. The loss of or significant reduction in sales volume of one or more of the Company's distributors could have a material adverse effect on the Company.

DEPENDENCE ON DEVELOPING AND MARKETING NEW PRODUCTS AND ENHANCEMENTS TO EXISTING PRODUCTS

     The Company intends to develop and/or is currently developing new products for the dental and medical markets. There can be no assurance that the Company will continue with and/or succeed in its efforts to develop such products. The Company expects to file 510(k) applications with the FDA in connection with its future products. There can be no assurance that the Company will file applications for or obtain regulatory approval from the FDA, either in the form of a pre-market clearance or a 510(k) clearance, for any of its future products, or that in order to obtain FDA clearance, the Company will not be required to submit additional data or meet additional FDA requirements that may substantially delay the application process and result in substantial additional expense. Moreover, such pre-marketing clearance, if obtained, may be subject to conditions on marketing or manufacturing which could impede the Company's ability to manufacture and/or market its products. While the Company is actively engaged in research and development to develop new products, there can be no assurance that the Company will be successful in such endeavors. There can be no assurance that any products to be developed by the Company will be approved by or receive marketing clearance from applicable domestic and/or international governmental or regulatory authorities. If the Company is unable to develop, obtain regulatory approval for and market new products and enhancements to existing products, it will have a material adverse effect on the Company.

RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE

     The market for the Company's products is characterized by rapid and significant technological change, evolving industry standards and new product introductions. The Company's products require significant planning, design, development and testing which require significant capital commitments and investment by the Company. There can be no assurance that the Company's products or proprietary technologies will not become uncompetitive or obsolete as a result of technological change, evolving industry standards or new product introductions or that the Company will be able to generate any economic return on its investment in product development. If the Company's products or technologies become uncompetitive or obsolete, it would have a material adverse effect on the Company.

DEPENDENCE ON KEY SUPPLIERS; VOLATILITY OF SEMICONDUCTOR MARKET

     The Company relies on key suppliers as sole sources for critical components. Of these, semiconductors are the most significant product components the Company purchases. The availability and price of these components may be subject to change due to interruptions in production, changing market conditions and other events. Furthermore, availability may be adversely impacted if the Company fails to make timely payments to its key suppliers. There can be no assurance that the Company would be able to enter into purchase arrangements with other suppliers, or that if the Company were to do so, such suppliers would be able to deliver such components at an acceptable price or in a timely manner, if at all. If the Company were unable to develop reasonably-priced alternative sources in a timely manner, or if the Company encountered delays or other difficulties in the supply of such products and other materials from third parties, there could be a material adverse effect on the Company. In past years, semiconductors have been subject to significant price fluctuations. There can be no assurance that the Company can mitigate the

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effect of future price increases on its results of operations and financial condition.

INTENSE COMPETITION

     Competition relating to the Company's current products is intense and includes various companies, both within and outside of the United States. The Company anticipates that competition for its future products will also be intense and include various companies, both within and outside of the United States. Many of the Company's competitors are large companies with substantially greater financial, sales and marketing, and technical resources, larger and more experienced research and development staffs, more extensive physical facilities and substantially greater experience in obtaining regulatory approvals and in marketing products than the Company. In addition, there can be no assurance that the Company's competitors are not currently developing, or will not attempt to develop, technologies and products that are more effective than those being developed by the Company or that would otherwise render the Company's existing and new technology and products obsolete or uncompetitive. No assurance can be given that the Company will be able to compete successfully. The inability of the Company to compete successfully or the development by the Company's competitors of technology and products that are more effective than those being developed by the Company would have a material adverse effect on the Company.

RELIANCE ON PATENTS AND PROPRIETARY TECHNOLOGY; RISK OF PATENT INFRINGEMENT

     The Company currently has issued patents and patent applications as described in Item 1 -- "Business," of this Form 10-K. There can be no assurance that any of the Company's patents, any of the patents of which the Company is a licensee or any patents which may issue to the Company or which the Company may license in the future, will provide the Company with a competitive advantage or afford the Company protection against infringement by others, or that the patents will not be successfully challenged or circumvented by competitors of the Company.

     The Company is the licensee in certain fields of biomedical radiology of certain patents, patent applications and other know-how related to APS technology (collectively, the "APS Technology"), which was developed at the California Institute of Technology. The Company has been advised by the licensor of the APS Technology that the Company's rights to such technology are subject to government rights to use, noncommercial educational rights to use by California Tech and the right of a third party to obtain a nonexclusive license from the California Institute of Technology with respect to such technology. The Company believes that, as of the date of this filing, except for such third party's exercise of its right to obtain a nonexclusive license to use APS Technology in a field other than biomedical radiology, none of the foregoing parties have given notice of their exercise of any of their respective rights to the APS Technology. There can be no assurance that this will continue to be the case, and any such exercise could have a material adverse effect on the Company. In addition, the license to the APS technology is subject to certain requirements relating to product introduction, improvement, marketing and distribution. There can be no assurance that the Company will be able to meet the requirements necessary to maintain its license, and any loss of or restriction in its license may have a material adverse effect on the Company.

     The Company is also the owner of certain trade secrets, which it seeks to protect by, among other things, entering into non-disclosure, confidentiality, non-solicitation and non-competition agreements. However, there can be no assurance that the duties imposed by these agreements, such as the duty to maintain confidentiality and the duty not to compete, will not be breached, or that such breaches will not have a material adverse effect on the Company.

     There also can be no assurance that the technology practiced by the Company will not infringe upon the patents of others. The Company's CDR(R) system was the subject of recently settled litigation regarding the patent rights of others. See Item 3 -- "Legal Proceedings." In the event that any such future infringement claim is successful, there can be no assurance that the Company would be able to negotiate with the patent holder for a license, in which case the Company could be prevented from practicing the subject matter claimed by such patent. In addition, there can be no assurance that the Company would be able to redesign its products to avoid infringement. The inability of the Company to practice the subject matter of patents claimed by others or to redesign its products to avoid infringement could have a material adverse effect on the Company.

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NASDAQ DELISTING

     The Company's Common Stock has been delisted from The Nasdaq National Market, effective at the close of business on September 15, 1999, and currently trades over the counter. The delisting could have a material adverse effect upon the Company in a number of ways, including its ability to raise additional capital. In addition, the absence of a trading system may adversely affect the ability of broker-dealers to sell the Company's Common Stock, and consequently may limit the public market for such Stock and have a negative effect upon its trading price. There can be no assurance that the Company's Common Stock will be relisted on the Nasdaq National Market at any future date or that such stock will be listed or traded on any market or trading system.

LITIGATION, SEC INVESTIGATION AND INSURANCE

    In late 1998 through early 1999, nine shareholder complaints purporting to be class action lawsuits were filed in the United States District Court for the Eastern District of New York. Plaintiffs filed a Consolidated and Amended Complaint on or about May 27, 1999 and, on or about November 24, 1999, filed a Second Amended and Consolidated Complaint (the "Complaint"). The Complaint names as defendants the Company, David B. Schick, Thomas E. Rutenberg, and David Spector (collectively, the "Individual Defendants"), as well as PricewaterhouseCoopers LLP.

     On May 23, 2000, the Company entered into an agreement in principle with the plaintiff for the settlement of the class action lawsuit. The settlement is subject to approval by the Court. See Item 3 -- "Legal Proceedings". There can be no assurance that such settlement will be finalized between the parties or approved by the Court. If it is not finalized or approved, the Company may be required to pay additional sums to the Plaintiffs, which may not be paid by the Company's insurance carrier; this could have a material adverse effect upon the Company.

     In August 2000, the Securities and Exchange Commission ("SEC") served a subpoena upon the Company, pursuant to a Formal Order of Investigation, requiring the production of various documents. See Item 3 -- "Legal Proceedings". This matter is in a preliminary stage and the Company cannot predict its potential outcome. If the outcome of the investigation is not favorable it could have a material adverse effect upon the Company. Moreover, regardless of its outcome, the Company may be forced to expend significant amounts of money in legal fees in connection with this matter.

         The Company may be a party to a variety of legal actions (in addition to those referred to above), such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, including securities fraud, governmental investigations and intellectual property related litigation. In addition, because of the nature of its business, the Company is subject to a variety of legal actions relating to its business operations. Recent court decisions and legislative activity may increase the Company's exposure for any of these types of claims. In some cases, substantial punitive damages may be sought. The Company currently has insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be sufficient to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

DILUTIVE EFFECT OF GREYSTONE TRANSACTION; NEED TO INCREASE AUTHORIZED CAPITAL

     The  Company    entered  into  an  agreement  with   Greystone   Funding
Corporation whereby Greystone and its designees were issued Warrants to purchase 5 million shares of the Company's Common Stock. If Greystone exercises such Warrants or a portion thereof, it can be expected to have a significant dilutive effect on the percentage of shares held by the Company's current shareholders.


PRODUCT WARRANTIES

     The Company generally warrants each of its products against defects in materials and workmanship for a period of one year from the date of shipment

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plus any extended warranty period purchased by the customer). The need for warranty service could have a material adverse effect on the Company by, among other things, requiring additional expenditures for parts and personnel as well as damaging the Company's reputation and goodwill.


REGULATORY AND LEGISLATIVE RISKS

     The Company must obtain certain approvals by and marketing clearances from governmental authorities, including the FDA, and similar health authorities in foreign countries to market and sell its products in those countries. The FDA regulates the marketing, manufacturing, labeling, packaging, advertising, sale and distribution of 'medical devices,' as do various foreign authorities in their respective jurisdictions. The FDA enforces additional regulations regarding the safety of equipment utilizing x-rays. Various states also impose similar regulations. The Company's CDR(R) system is currently regulated by such authorities and certain of the Company's new products will require approval by or marketing clearance from various governmental authorities, including the FDA.

     The FDA review process typically requires extended proceedings pertaining to the safety and efficacy of new products. A 510(k) application is required in order to market a new or modified medical device. If specifically required by the FDA, a pre-market approval ("PMA") may be necessary. Such proceedings, which must be completed prior to marketing a new medical device, are potentially expensive and time consuming. They may delay or hinder a product's timely entry into the marketplace. Moreover, there can be no assurance that the review or approval process for these products by the FDA or any other applicable governmental authorities will occur in a timely fashion, if at all, or that additional regulations will not be adopted or current regulations amended in such a manner as will adversely affect the Company. The FDA also regulates the content of advertising and marketing materials relating to medical devices. Failure to comply with such regulations may result in a delay in obtaining approval for the marketing of such products or the withdrawal of such approval if previously obtained. There can be no assurance that the Company's advertising and marketing materials regarding its products are and will be in compliance with such regulations. The Company is also subject to other federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices. The extent of government regulation that might result from any future legislation or administrative action cannot be accurately predicted. Failure to comply with regulatory requirements could have a material adverse effect on the Company. International sales of the Company's products are subject to the regulatory agency product registration requirements of each country in which the Company's products are sold. The regulatory review process varies from country to country and may in some cases require the submission of clinical data. The Company typically relies on its distributors in foreign countries to obtain the required regulatory approvals. There can be no assurance, however, that such approvals will be obtained on a timely basis, if at all, or that the failure to obtain such approval by a distributor will not have a material adverse effect on the Company. The Company's customers operate in the health care industry, which is highly regulated. Both existing and future governmental regulations could adversely impact the Company. Additionally, cost-containment efforts by health maintenance organizations may adversely affect the potential market for the Company's devices.


POTENTIAL FOR PRODUCT RECALL AND PRODUCT LIABILITY CLAIMS

     Products such as those sold by the Company may be subject to recall for unforeseen reasons. In addition, certain applications, including projected applications, of the Company's products entail the risk of product liability claims. Such risks will exist even with respect to those products that have received, or in the future may receive, regulatory approval for commercial sale. These claims may be made by consumers, distributors or others. Although the Company has maintained insurance coverage related to product liability claims, no assurance can be given that product liability insurance coverage will continue to be available or, if available, that it can be obtained in sufficient amounts or at reasonable cost or that it will be sufficient to cover any claims that may arise. The Company does not maintain any insurance relating to potential recalls of its products. Costs associated with potential product recalls or product liability claims could have a material adverse effect on the Company.

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DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

     Third-party payors, including government health administration authorities, private health care insurers and other organizations regulate the reimbursement of fees related to certain diagnostic procedures or medical treatments. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. While the Company cannot predict what effect the policies of government entities and other third-party payors will have on future sales of the Company's products, there can be no assurance that such policies would not have a material adverse effect on the Company.

UNCERTAINTIES ASSOCIATED WITH INTERNATIONAL MARKETS

     In fiscal 2001,2000 and 1999 , sales to customers outside of the United States were approximately 38%, 32% and 13% , respectively, of the Company's revenues, and the Company anticipates that international sales will continue to account for a significant percentage of the Company's revenues. International revenues are subject to a number of uncertainties, including the following: agreements may be difficult to enforce and receivables difficult to collect; foreign customers and distributors may have longer payment cycles, foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand in relation to foreign competitors that may achieve advantageous pricing based on the comparative strength of the United States dollar; United States export licenses may be difficult to obtain; and intellectual property rights in foreign countries may be difficult to enforce. Moreover, many foreign countries have their own regulatory approval requirements for the sale of the Company's products. As a result, the Company's introduction of new products into international markets could be costly and time-consuming, and there can be no assurance that the Company will be able to obtain the required regulatory approvals on a timely basis, if at all. There can be no assurance that any of these factors will not have a material adverse effect on the Company.

DEPENDENCE UPON KEY PERSONNEL

     The success of the Company is dependent, in part, upon its ability to hire and retain management, sales, technical and research personnel who are in high demand and are often subject to competing employment opportunities. The inability of the Company to hire or retain key management, sales, technical or research personnel could have a material adverse effect on the Company. There can be no assurance that any of the Company's key employees will continue to be active with the Company. The Company maintains and is the named insured party under a $1,000,000 life insurance policy on David Schick, the Chief Executive Officer of the Company. There is no assurance that such insurance can be maintained or will be adequate to meet the Company's future needs.

HISTORY OF RAPID GROWTH; ABILITY TO MANAGE GROWTH

     There are significant risks, expenses and difficulties associated with managing the operation and sustaining the development of an expanding business. The Company's previous growth placed significant demands on the Company's financial and other resources. In the past, the Company has experienced certain inadequacies in its operating and financial systems, infrastructure and controls and was not able to improve internal controls and upgrade personnel as needed to accommodate the Company's growth. The Company will be required to continually improve operating, financial, and other systems, as well as to train, motivate, and manage its employees. If the Company's management is unable to manage growth effectively or new employees are unable to achieve appropriate levels of performance, it could have a material adverse effect on the Company.

CONTROL OF THE COMPANY BY CERTAIN STOCKHOLDERS; CONFLICTS OF INTEREST

     Currently, the executive officers and directors of the Company collectively beneficially own approximately 36% of the outstanding shares of Common Stock. Accordingly, they may effectively have the ability to elect all of the directors of the Company and determine the outcome of all other matters submitted for the approval of the stockholders. In particular, David B. Schick and members of his immediate family beneficially own approximately 27% of the outstanding shares of Common Stock and, accordingly, may be able to exert significant influence over the Company. In addition, the Company entered into an agreement with Greystone Funding Corporation whereby Greystone and/or its designees hold two seats on the Company's Board of Directors and may ultimately control up to approximately one-third of the Common Stock and, accordingly, may be able to

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exert significant influence over the Company. An employee of Greystone is serving as President of the Company. Accordingly, the relationship with Greystone involves potential conflicts of interest.

POSSIBLE VOLATILITY OF STOCK PRICE

     The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has historically been unrelated to the operating performance of such companies. The market prices for securities of medical technology companies have historically been highly volatile. Future technological innovations or new commercial products, results of clinical testing, changes in regulation, litigation and public concerns as to product safety as well as period-to-period fluctuations in financial performance and fluctuations in securities markets generally could cause the market price of the Common Stock to fluctuate substantially. These broad market fluctuations may adversely affect the market price of the Common Stock.

POTENTIALLY SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

     Several factors may significantly affect the Company's revenues, expenses and results of operations from quarter to quarter, including the timing of new product introductions by the Company or its competitors, developments regarding new treatments for osteoporosis, developments in government reimbursement policies, product mix, the ability to supply products to meet customer demand and fluctuations in manufacturing costs. In addition, the Company's CDR(R) products have been subject to seasonal variations. Consequently, quarterly results of operations can be expected to fluctuate. Such fluctuations in quarterly results of operation could adversely affect the market price of the Common Stock.

AUTHORIZATION OF PREFERRED STOCK

     The Company's certificate of Incorporation authorizes the issuance of a series or designation of Preferred Stock with such rights, preferences, privileges and restrictions as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without the need for shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. There currently are no shares of Preferred Stock designated or issued.